EXHIBIT 10.1.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of March 21, 2012, by and between New Ulm Telecom, Inc. (the “Company”), and Bill Otis (the “Executive”).

RECITALS

A.	The Parties entered into an evergreen Executive Employment Agreement dated July 1, 2006 (the “Agreement”), a copy of which is attached hereto.

B.	On January 26, 2012, the Board of Directors of the Company voted to amend the terms of the written agreement as set forth below.

C.	The Parties now desire to confirm the action taken by the Board to amend the Agreement and reduce it to writing.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

1.	Subsection 5. D. (2) of the Agreement shall be amended to read as follows:

Base salary, at the annualized rate in effect on the date of termination, for a period of 2.99 years following such termination, payable according to normal Company payroll practices and beginning on the first payroll period following the date of termination.

2.	Subsection 5. E. (2) of the Agreement shall be amended to read as follows:

Lump sum award equal to 2.99 years of base salary, paid following termination.

3.	Code Section 409A

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and will be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Code Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-a(b)(4). To the extent the timing of any amount of nonqualified deferred compensation payable under this Agreement is determined by reference to the Executive’s “termination of employment,” such term will be deemed to refer to the Executive’s “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, each payment made under this Agreement shall be treated as a separate payment. In the event the terms of this Agreement would subject the Executive to taxes or penalties under Code Section 409A (“409A Penalties”), the Company and the Executive will cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.

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4.	The Agreement shall remain unchanged in all other respects and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum to be effective as of the date first written above.

NEW ULM TELECOM, INC.

By:	/s/ James P. Jensen	Dated:	March 21, 2012
James P. Jensen, Chairman of the Board

By:	/s/ Bill D. Otis	Dated:	March 21, 2012
Bill Otis, President/CEO

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